Exhibit 99.2

Marinus Pharmaceuticals Announces Data from Magnolia and Amaryllis Phase 2 Studies in Women with Postpartum Depression

Second proof-of-concept study for IV ganaxolone with clinically meaningful activity

Ganaxolone IV and oral formulations were safe and well-tolerated

Future development in severe depressive disorders will focus on IV regimen

Conference call and webcast to be held today at 8:00 AM ET

RADNOR, PA, July 23, 2019 (Globe Newswire) — Marinus Pharmaceuticals, Inc. (Nasdaq:MRNS) (“Marinus” or “Company”), a pharmaceutical company dedicated to the development of innovative therapeutics to treat epilepsy, depression and other neuropsychiatric disorders, today announced intravenous (IV) ganaxolone results from Part 2 of its Phase 2 Magnolia clinical trial, evaluating IV ganaxolone followed by daily oral ganaxolone in women with postpartum depression (PPD). The results showed that, in the study, ganaxolone administered as a six-hour infusion followed by oral administration was generally safe, well-tolerated and provided clinically meaningful reductions in Hamilton Rating Scale for Depression (HAM-D17) scores at early time points of 6 hours and 24 hours after start of treatment. HAM-D17 scores at 28 days of treatment were not different from placebo. Data from the Phase 2 Amaryllis Study showed that, in the study, ganaxolone oral alone was generally safe and well-tolerated, with signs of rapid onset of clinical activity seen in the high dose cohort.

“The Part 2 Magnolia data provide an important second proof-of-concept for the potential of IV ganaxolone in postpartum depression,” said Bassem Maximos, MD, MPH, FACOG, a Principal Investigator in the Magnolia Study. “These data are consistent with Part 1 of the study, supporting early onset of meaningful patient benefit, with a good safety and tolerability profile. In fact, the safety data may allow continued dose escalation in future studies. Taken together, Parts 1 and 2 of the Magnolia Study show that IV ganaxolone has the potential to provide rapid, safe and meaningful clinical improvements for mothers struggling with PPD.”

Dr. Scott Braunstein, Executive Chairman of Marinus said “We have methodically evaluated treatment paradigms for ganaxolone in PPD and, based on these data, we are confident in a path forward for IV ganaxolone. We believe that ganaxolone has demonstrated a competitive profile in terms of safety/tolerability, early onset of action and ease of administration, which will be meaningful for both patients and physicians. We look forward to meeting with regulators to discuss the development pathway for IV ganaxolone in PPD. Our team will continue to explore the development of ganaxolone in other severe depressive disorders while remaining committed to advancing our exciting programs in orphan epilepsies and refractory status epilepticus.”

Part 2 of the Magnolia Study enrolled 33 patients with a baseline HAM-D17 score of 26.6 for ganaxolone and 26.4 for placebo.  Patients were randomized 1:1 to receive either a 6-hour infusion of IV ganaxolone (20 mg/hr) followed by 28-days of oral ganaxolone (900 mg once daily) (n=16) or placebo (n=17). HAM-D17 measurements were conducted by a centralized rater and taken at various timepoints spanning from baseline to end of treatment, at 28 days.

Top-Line Magnolia Data:

•                  In the Intent-to-Treat (ITT) study population, patients treated with ganaxolone had a mean reduction from baseline in the HAM-D17 score of 6.1 points (2.8 > placebo) at 6 hours, and 7.7 points (2.6 > placebo) at 24 hours of treatment.

•                  In the per protocol study population, which excludes noncompliant patients, patients treated with ganaxolone had a mean HAM-D17 score reduction of 6.5 points (3.4 > placebo) at 6 hours, 7.5 points (2.7 > placebo) at 24 hours of treatment, 13.0 points (4.9 > placebo) at 14 days of treatment, and 12.3 points (2.6 > placebo) at 28 days of treatment.

•                  In the ITT study population, 38% of patients were responders, as defined as having a >50% reduction in HAM-D17 from baseline, at 24 hours of treatment  for ganaxolone versus 6% for patients receiving placebo. The response rate for the per protocol study population was 33% at 24 hours of treatment for ganaxolone versus 8% for patients receiving placebo.

•                  Clinical Global Impression of Improvement (CGI-I) scores demonstrated a statistically significant benefit of ganaxolone over placebo at 24 hours of treatment and 7 and 14 days of treatment. The Edinburgh Postnatal Depression Survey (EPDS) and Spielberger State-Trait Anxiety 6 (STAI-6) showed similar trends that were consistent with HAM-D17.

•                  Ganaxolone was generally safe and well-tolerated. The most common reported adverse events were sedation, dizziness and somnolence, which lasted for between 2 to 10 days, with the exception of one case where the sedation lasted through the treatment period. There were no serious adverse events reported on ganaxolone, no discontinuations due to a treatment related adverse event and, consistent with prior studies, there were no reports of syncope or loss of consciousness.

Amaryllis Data — Oral Ganaxolone

The Amaryllis Study enrolled patients with a baseline HAM-D17 score of 25.5 for the low dose group and 25.4 for the high dose group. In this open-label dose-optimization study, 25 patients received 675 mg of oral ganaxolone at dinner for 28 days (low dose) and  43 patients received 675 mg of oral ganaxolone at dinner and bedtime for two days, followed by a dinner time dose of 1125 mg once daily for the remainder of the 28-day treatment regimen (high dose).

The low dose showed a mean HAM-D17 reduction from baseline of 0.8, 9.8, and 12.2 at 24 hours of treatment at 14 and 28 days of treatment, respectively, and the high dose showed a mean HAM-D17 reduction of 2.7, 9.3 and 14.5 at 24 hours of treatment at 14 and 28 days of treatment, respectively.  The high dose showed a HAMD-17 reduction at 24 hours of treatment that was 2.0 points greater than the low dose, which was generally sustained over the treatment regimen, suggesting an efficacy trend with early activity onset. Oral ganaxolone was generally safe and well-tolerated with no serious adverse events reported and no discontinuations due to treatment related adverse events.  Data from the Amaryllis Study support continued use of the once daily 1125 mg oral dose in future clinical studies.  The Company will continue to engage strategic interest in oral ganaxolone and believes that the Amaryllis data would potentially be the basis of a constructive partnership.

Marinus is planning to submit the full data set from these studies for publication or presentation at a future medical conference.

Conference Call and Webcast Details

Marinus will host a conference call and webcast with slides at 8:00 a.m. ET today. Shareholders and other interested parties may participate in the call by dialing 877-705-6003 (domestic) or 201-493-6725 (international) and referencing conference ID number 13692703. The live webcast can be accessed at http://public.viavid.com/index.php?id=135433 and on the investor page of Marinus’ website at https://www.marinuspharma.com/investors. A replay will be available on Marinus’ website approximately two hours after completion of the event and will be archived for up to 30 days.

About PPD

PPD is a mood disorder that affects about 15% of women within the first year following childbirth. Common symptoms include feelings of extreme sadness, hopelessness, suicidal ideation, anxiety and fatigue. PPD is thought to be linked to disorders of the GABA system, possibly mediated by rapid fluctuations in the levels of reproductive hormones and allopregnanolone (allo) after childbirth. Allo has been shown in clinical studies to be effective in treating patients with PPD. PPD can affect a mother’s ability to care for her child and may negatively affect a child’s cognitive development. The most common treatments for PPD are psychotherapy and antidepressants.

About Ganaxolone

Ganaxolone, a positive allosteric modulator of GABAA, is being developed in three different dose forms (intravenous, capsule and liquid) intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Unlike benzodiazepines, ganaxolone exhibits anti-seizure and anti-anxiety activity via its effects on synaptic and extrasynaptic GABAA receptors.  Ganaxolone has been studied in more than 1,600 subjects, both pediatric and adult, at therapeutically relevant dose levels and treatment regimens for up to four years. In these studies, ganaxolone was generally safe and well-tolerated. The most commonly reported adverse events were somnolence, dizziness and fatigue.

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a pharmaceutical company dedicated to the development of ganaxolone, which offers a new mechanism of action, demonstrated efficacy and safety, and convenient dosing to improve the lives of patients suffering from epilepsy and depression. Ganaxolone is a positive allosteric modulator of GABAA that acts on a well-characterized target in the brain known to have anti-seizure, anti-depressant and anti-anxiety effects. Ganaxolone is being developed in IV and oral dose forms intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings.  Marinus has initiated the first ever pivotal studies in children with CDKL5 deficiency disorder and PCDH19-related epilepsy and is currently conducting studies in women with postpartum depression and patients with refractory status epilepticus. For more information visit www.marinuspharma.com. Please follow us on Twitter: @MarinusPharma.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our interpretation of preclinical studies, development plans for our product candidate, including the development of dose forms, the clinical study testing schedule and milestones, the ability to complete enrollment in our clinical studies, interpretation of scientific basis for ganaxolone use, timing for availability and release of data, the safety, potential efficacy and therapeutic potential of our product candidate and our expectation regarding the sufficiency of our working capital. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the conduct and results of future clinical studies, the timing of the clinical studies, enrollment in clinical studies, availability of data from ongoing clinical studies, expectations for regulatory approvals, the attainment of clinical study results that will be supportive of regulatory approvals, and other matters, including the development of formulations of ganaxolone, and the availability or potential availability of alternative products or treatments for conditions targeted by the Company that could affect the availability or commercial potential of our drug candidates. Marinus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see filings Marinus has made with the Securities and Exchange Commission.

CONTACT:

Lisa M. Caperelli

Executive Director, Investor & Strategic Relations

Marinus Pharmaceuticals, Inc.

484-801-4674

lcaperelli@marinuspharma.com